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                                                                   EXHIBIT 10.19


December  22, 1998
As of November 22, 1998


Mr. Jonathan D. Shapiro
25439 Collette Way
Calabasas CA 91302

Dear Mr. Shapiro:

The following is to confirm the terms of your employment agreement with TEAM Communications Group, Inc. ("TEAM"). This agreement is intended to replace in its entirety any and all preexisting such agreements, oral or otherwise. The terms are as follows:

1. Your title will be President & Chief Operating Officer. You will be reporting to Drew S. Levin, Chairman and CEO. Management agrees to use its best efforts and to vote its stock to secure an "inside"seat as member of the board of directors of TEAM.

2. Your services will be exclusive to TEAM during the term of this agreement.

3. Term: Start date to be concurrent with the closing of TEAM's next financing in excess of $1,000,000 in the aggregate. The initial term, once commenced, shall end December 31, 1999. Subject to your raising an additional minimum of $3,000,000 in either debt or equity capital for the company during the initial term, TEAM shall thereafter renew this agreement for two (2) additional years.

4. Compensation: Base Salary to be at the rate of $220,000 per year, payable in equal installments on the company's regularly scheduled salary cycle. Plus, as a bonus, you shall receive an additional sum as determined by the compensation committee of the board of directors, and based on your performance. In any event, applied against this bonus will be two per cent (2%) of the gross dollars raised through your efforts in either debt or equity capital, and one per cent (1%) of the company's post tax profits. Such bonus will have a floor of $25,000 upon the successful completion of your initial term of employment, December 31, 1999. This floor will be increased to $30,000 upon the successful completion of the first year of the option term and to $40,000 upon the successful completion of the second year of the option term. This minimum bonus compensation will be payable in quarterly installments, within sixty (60) days of the end


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Mr. Jonathan D. Shapiro
December 22, 1998
As of November     , 1998
Page 2


        of each quarter.

5. You will be granted 90,000 stock options at $1.65 each, from the employee stock option plan. These options will vest ratably over the first two years of your employment.

6. You will receive office space, a parking space, reimbursement of all reasonable pre-approved business expenses, three (3) weeks vacation per year for the first year of this agreement, and four (4) weeks vacation per year thereafter, and health insurance as it is provided to other comparable executives. You will further receive an automobile allowance of $600.00 per month, to commence with the start date of the initial term. Upon successful completion of the first term, during your second year of employment, this automobile allowance will be increased to $800.00 per month.

7. In the event that you develop any programming which the company produces, you will be eligible to receive on screen credit and production fees, at terms no less favorable than any comparable executive at TEAM. Any on screen credit will be subject to third party buyer approval and any foreign subsidy or tax credit/shelter requirements.

8. Results and Proceeds: All results and proceeds of your services to TEAM shall be deemed a "work made for hire" and the sole, exclusive and absolute property of TEAM for any and all purposes whatsoever in perpetuity.

9. Confidentiality: You agrees that all proprietary information, trade secrets and internal operations of TEAM, including but not limited to the terms and conditions of this offer, shall remain confidential, except as necessity arises to have this agreement reviewed by attorneys, accountants or other professionals in the ordinary and usual course of business. You also expressly agree that this confidentiality provision will survive your employment, and continue to be binding upon you after your employment with TEAM.

10. Termination for Cause: TEAM expressly reserves the right to terminate your employment for dishonesty, incompetence, intoxication, drug addiction, insubordination, and any violation of any rule or regulation that may be established from time to time for the conduct of TEAM's employees, for any failure of yours to perform any agreement, duty or obligation of your employment under this Agreement. If TEAM discharges you pursuant to the provisions of this section or for any reason referred to, TEAM shall have the right in its sole discretion to give you two (2) weeks notice, or two (2) weeks severance pay. There will not be any additional notice requirement or severance pay necessary if your employment is terminated as a result of the expiration of the term of your contract.

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Mr. Jonathan D. Shapiro
December 22, 1998
As of November          , 1998
Page 3



11. All other points not discussed shall be negotiated in good faith at the appropriate time.



Please indicate your acceptance of, and agreement with, all of the above terms and conditions by signing the attached copy of this letter and returning it to me. We will thereafter prepare a more formal agreement incorporating the above and other usual and customary terms and conditions.
Thank you.

Best Regards,

/s/ DREW S. LEVIN
-------------------------
Drew S. Levin

DSL/

Agreed to and accepted:


Dated: December 11, 1998.             /s/ JONATHAN D. SHAPIRO
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                                          Jonathan D. Shapiro

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                                          Social Security Number